                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934  (Amendment No.  )

   Filed by the Registrant  [X]
   Filed by a Party other than the Registrant  [ ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             America Online, Inc.
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               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [X]  No fee required
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

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  (2)  Aggregate number of securities to which transaction applies:

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  (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:

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  (5)  Total fee paid:

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  [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

  (1)  Amount previously paid:

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  (2)  Form, Schedule or Registration Statement No:

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  (3)  Filing party:

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  (4)  Date Filed:

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


                                     LOGO

                                 22000 AOL WAY
                             DULLES, VA 20166-9323

                            SEPTEMBER 28, 1998

Dear Stockholder,

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders of America Online, Inc. (the "Company") to be held at 10:00 a.m. on October 21, 1998 at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia.

  At the Annual Meeting, four persons will be elected to the Board of Directors. The Board of Directors recommends the election of the four nominees named in the Proxy Statement. I am pleased to tell you that two of the nominees are the newest additions to the Board: General Colin L. Powell, Chairman of America's Promise: The Alliance for Youth, and Franklin D. Raines, Chairman and Chief Executive Officer Designate, Fannie Mae. I also would like to acknowledge the outstanding service of Robert Frankenberg, who is stepping down from the Board at the end of his term this year.

  In addition, the Company will ask the Stockholders to: approve and adopt an amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock; approve amendments to the Company's Employee Stock Purchase Plan; and ratify the selection of Ernst & Young LLP as the Company's independent public accountants.

  Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card, or vote via the Internet or by telephone in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          /s/ Stephen M. Case

                                          Stephen M. Case,
                                          Chairman of the Board and Chief
                                           Executive Officer


                            YOUR VOTE IS IMPORTANT.
                    PLEASE REMEMBER PROMPTLY TO RETURN YOUR
                PROXY OR VOTE VIA THE INTERNET OR BY TELEPHONE.

                             AMERICA ONLINE, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD OCTOBER 21, 1998

To the Stockholders of America Online, Inc.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of America Online, Inc., a Delaware corporation (the "Company"), will be held on October 21, 1998 at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia at 10:00 a.m. for the following purposes:

  1. To elect four members to the Board of Directors, three of such members to serve for a term ending in 2001 and one such member to serve for a term ending in 2000, and until their successors are duly elected and qualified.

  2. To amend the Company's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 600,000,000 to 1,800,000,000.

  3. To approve an increase in the number of shares of Common Stock authorized for issuance under the Company's Employee Stock Purchase Plan.

  4. To approve an amendment of the eligibility requirements under the Company's Employee Stock Purchase Plan.

  5. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999.

  6. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on September 14, 1998 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such Stockholders will be available for inspection at the Westfields International Conference Center during ordinary business hours for the ten-day period prior to the Annual Meeting.

  All Stockholders are cordially invited to attend the Annual Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience. Stockholders also may vote via the Internet or by telephone. See "Voting Electronically or by Telephone."

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ George Vradenburg III

                                          George Vradenburg, III Secretary

Dulles, Virginia

September 28, 1998

                             AMERICA ONLINE, INC.
                                 22000 AOL WAY
                          DULLES, VIRGINIA 20166-9323
                                (703) 448-8700
                               ----------------

                                PROXY STATEMENT
                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of America Online, Inc. (the "Company" or "America Online"), a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia on October 21, 1998 at 10:00 a.m., and any adjournments thereof (the "Meeting").

  Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the four nominees for Director named herein, FOR the amendment of the Company's Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 600,000,000 to 1,800,000,000, FOR the approval of amendments to the Company's Employee Stock Purchase Plan, and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999. A proxy may be revoked by written instrument delivered to the Company at any time before the proxy is voted. Any Stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting. With respect to the tabulation of proxies for purposes of constituting a quorum, abstentions and broker non-votes are treated as present. For purposes of the proposal to amend the Company's certificate of incorporation to increase the authorized number of shares of Common Stock (Item 2), abstentions and broker non-votes will have the effect of a negative vote, and for purposes of each of the other proposals, abstentions and broker non-votes will have no effect on the vote.

  The close of business on September 14, 1998 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of that date, the Company had 226,893,225 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by Stockholders. This Proxy Statement and the accompanying proxy are being mailed or will be available electronically on or about September 30, 1998 to all Stockholders entitled to notice of and to vote at the Meeting.

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex, and other electronic means, and personal solicitation by the Directors, officers or employees of the

Company. No additional compensation will be paid to Directors, officers or employees for such solicitation. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies, for a fee estimated to be approximately $11,000 plus reasonable out-of-pocket expenses.

  The Annual Report to Stockholders for the fiscal year ended June 30, 1998 is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

  The Company effected a two-for-one stock split on March 16, 1998. All of the information presented herein is on a post-split basis, except where specifically indicated otherwise.

                     VOTING ELECTRONICALLY OR BY TELEPHONE

  Instead of submitting your vote by mail on the enclosed proxy card, you can vote electronically via the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether shares are registered in the Company's stock records in your name or in the name of a brokerage firm or bank.

  The Internet and telephone voting procedures are designed to authenticate Stockholders' identities, to allow Stockholders to vote their shares and confirm that their instructions have been properly recorded. The Company has been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Stockholders voting via the Internet through either Boston EquiServe or ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the Stockholder.

FOR SHARES REGISTERED DIRECTLY IN THE NAME OF THE STOCKHOLDER

  Stockholders with shares registered directly in their name in the Company's stock records maintained by our transfer agent, Boston EquiServe, may vote their shares (1) via the Internet at the following address on the World Wide
Web: http://www.equiserve.com/proxy/, (2) by making a toll-free telephone call from the U.S. and Canada to Boston EquiServe at 1-888-807-7699 or (3) by mailing their signed proxy card. Specific instructions to be followed by registered Stockholders are set forth on the enclosed proxy card. Votes submitted via the Internet through Boston EquiServe described herein must be received by 5:00 p.m. on October 20, 1998.

FOR SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK

  A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. That program is different from the program provided by Boston EquiServe for shares registered in the name of the Stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP Program, you may vote those shares by calling the telephone number referenced on your voting form or via the Internet in accordance with instructions set forth on the voting form. Votes submitted via the Internet through the ADP Program must be received by midnight on October 20, 1998.

                                SHARE OWNERSHIP

  The following table sets forth certain information as of July 15, 1998, concerning the ownership of Common Stock by (i) each Stockholder of the Company known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each current member of the Board of Directors of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing under "Executive Compensation," below and (iv) all current Directors and executive officers of the Company as a group.

                                                       SHARES BENEFICIALLY
                                                            OWNED (1)
                                                       ------------------------
                  NAME AND ADDRESS*                      NUMBER      PERCENT
                  -----------------                    ------------- ----------
OVER 5% STOCKHOLDERS:
American Century Companies, Inc. (2)(3)...............    13,243,600      5.9%
4500 Main Street
Kansas, Missouri 64141-9210
Putnam Investments, Inc. (2)(4).......................    13,136,090      5.8%
One Post Office Square
Boston, Massachusetts 02109
CURRENT DIRECTORS:
Stephen M. Case (5)(6)................................     2,960,367      1.3%
Daniel F. Akerson (7).................................        50,000       **
Frank J. Caufield (7).................................       309,600       **
Robert J. Frankenberg (7).............................        88,000       **
General Alexander M. Haig, Jr. (7)....................       348,720       **
William N. Melton (6).................................       650,000       **
Dr. Thomas Middelhoff (8).............................           -0-       **
Robert W. Pittman (6).................................       291,357       **
General Colin L. Powell...............................           -0-       **
Franklin D. Raines....................................           -0-       **
NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
Lennert J. Leader (6).................................       866,643       **
Kenneth J. Novack (6).................................        12,700       **
George Vradenburg, III (6)............................       118,900       **
All executive officers and Directors as a group (16
 persons) (6)............................................  6,175,875      2.7%

--------
* Addresses are given for beneficial owners of more than 5% of the Common Stock only.
** Represents beneficial ownership of less than 1% of the Company's Common
   Stock.
(1) The number of shares of Common Stock issued and outstanding on July 15, 1998 was 225,575,683. The calculation of percentages is based upon the number of shares of Common Stock issued and outstanding on such date, plus shares of Common Stock subject to options held by the respective persons on July 15, 1998 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, except as described below. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one one-thousandth of a share of the Company's Series A-1 Junior Participating Preferred Stock, par value $.01 per share, which Preferred Share Purchase Rights are not presently exercisable.

(2) Based solely upon information filed with the Securities and Exchange Commission.

(3) American Century Companies, Inc. ("ACC"), American Century Investment Management, Inc. ("ACIM"), an investment advisor and wholly-owned subsidiary of ACC, and Mr. James E. Stowers, Jr., who controls ACC by virtue of his beneficial ownership of a majority of the voting stock of ACC, report that they may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Securities Exchange Act of 1934, as amended. American Century Mutual Funds, Inc., an investment client of ACIM, reports that it is the beneficial owner of and has sole voting and dispositive power over 13,176,400 of such shares of Common Stock.

(4) Putnam Investments, Inc. is a wholly-owned subsidiary of Marsh & McClennan Companies, Inc. Included in the 13,136,090 shares of Common Stock beneficially owned by Putnam Investments, Inc., are 12,492,730 shares beneficially owned by Putnam Investment Management, Inc. and 643,360 shares beneficially owned by The Putnam Advisory Company, Inc., both registered investment advisers and wholly-owned subsidiaries of Putnam Investments, Inc. Putnam Investments, Inc. shares voting power with The Putnam Advisory Company, Inc. with respect to 304,760 shares.

(5) Includes the following shares as to which Mr. Case shares beneficial ownership: 8,172 shares held by a custodian on behalf of Mr. Case's minor children under the Uniform Gifts to Minors Act and 30,469 shares held by his spouse.

(6) Includes shares issuable within 60 days of July 15, 1998 upon the exercise of options to purchase Common Stock as follows: Mr. Case-1,963,000; Mr. Melton-350,000; Mr. Pittman-290,000; Mr. Leader-687,072; Mr. Novack-12,500; Mr. Vradenburg-117,500; and all Directors and executive officers as a group 4,695,980.

(7) Represents shares issuable within 60 days of July 15, 1998 upon the exercise of options to purchase Common Stock.

(8) Dr. Middelhoff is a Director and a member of the Executive Board of Bertelsmann AG, a joint venture partner of the Company. Dr. Middelhoff has been elected Chairman of Bertelsmann AG beginning in October 1998. Dr. Middelhoff disclaims beneficial ownership of 5,418,560 shares of Common Stock owned by Bertelsmann AG.

                                  MANAGEMENT

DIRECTORS

  The Company's Restated Certificate of Incorporation, as amended, and Restated By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of ten members, classified into three classes as follows: Frank J. Caufield, Robert J. Frankenberg, Robert W. Pittman and General Colin L. Powell constitute a class with a term which expires at the upcoming Annual Meeting (the "Class II Directors"); General Alexander M. Haig, Jr., Daniel F. Akerson and Franklin D. Raines constitute a class with a term ending in 2000 (the "Class I Directors"); and Stephen M. Case, William N. Melton and Dr. Thomas Middelhoff constitute a class with a term ending in 1999 (the "Class III Directors"). For information on the Directors being nominated for re-election, see "Election of Directors (Item 1)."

  The names of the Company's Directors and certain information about them are set forth below:

     NAME                AGE            POSITIONS WITH THE COMPANY
     ----                ---            --------------------------
Stephen M. Case......... 40  Chairman of the Board and Chief Executive Officer
Daniel F. Akerson....... 49  Director
Frank J. Caufield....... 58  Director
Robert J. Frankenberg... 51  Director
General Alexander M.     73  Director
 Haig, Jr. .............
William N. Melton....... 56  Director
Dr. Thomas Middelhoff... 45  Director
Robert W. Pittman....... 44  President, Chief Operating Officer and Director
General Colin L.         61  Director
 Powell.................
Franklin D. Raines...... 49  Director

  Mr. Case, a co-founder of the Company, has been Chairman of the Board of Directors since October 1995, Chief Executive Officer of the Company since April 1993 and a Director since September 1992. He also served as Executive Vice President from September 1987 to January 1991 and Vice President, Marketing, from 1985 to September 1987. Mr. Case currently serves as a Director of the New York Stock Exchange, Inc. and of WorldCom, Inc.

  Mr. Akerson has been a Director of the Company since 1997. He served as Chairman of the Board of Directors and Chief Executive Officer of Nextel Communications, Inc. since March 1996. From 1993 until March 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm ("Forstmann Little"). While serving as a general partner of Forstmann Little, Mr. Akerson also held the positions of Chairman of the Board and Chief Executive Officer of General Instrument Corporation, a technology company acquired by Forstmann Little. From 1983 to 1993, Mr. Akerson held various senior management positions with MCI Communications Corporation, including President and Chief Operating Officer. Mr. Akerson currently serves as a Director of American Express Company.

  Mr. Caufield has been a Director of the Company since 1991. He has held the position of general partner of Kleiner Perkins Caufield & Byers, a venture capital partnership, since 1978. Also, he is a Director of Megabios Corp., a biomedical company, and WebLogic, Inc., a supplier of Java application servers and Java-to-database integration solutions.

  Mr. Frankenberg has been a Director of the Company since October 1995. He has held the position of President and Chief Executive Officer of Encanto Networks, Inc., a producer of Java-based Internet appliances, since June 1997. He was the Chief Executive Officer, President and a Director of Novell, Inc. from April 1994 to August 1996 and Chairman of the Board of Directors of Novell, Inc. from August 1994 to August 1996. Mr. Frankenberg also served as Vice President/General Manager, Personal Information Networks and Cooperative Computing Groups of Hewlett-Packard Company from November 1989 to April 1994. Mr. Frankenberg is a Director of Electroglas, Inc., Caere Corporation, Secure Computing Corporation and DAW Technologies, Inc. He is also Chairman of the Board of Directors of Wall Data Incorporated.

  General Haig has been a Director of the Company since 1989. He has held the position of Chairman and President of Worldwide Associates, Inc., an international consulting company, since 1984. General Haig is the former U.S. Secretary of State, former Vice Chief of Staff, Army, former White House Chief of Staff and former Supreme Allied Commander, Europe. General Haig has been awarded many military decorations, including the Distinguished Service Cross. A retired full General, U.S. Army, he also served as the President and Chief Operating Officer of United Technologies Corp., and is currently a director of Interneuron Pharmaceuticals, Inc., MGM Grand, Inc. and Progenitor, Inc., and is Executive Advisor to Precision Response Corporation.

  Mr. Melton has been a Director of the Company since September 1992. Since 1994, he has held the positions of President and Chief Executive Officer of CyberCash, Inc., a leading developer of software and service solutions for payments over the Internet. From 1981 to 1992, he held positions at Verifone, Inc., including President and Chief Executive Officer from 1981 to 1986 and Chairman of the Board from 1981 to 1992. Mr. Melton served as a Director of Verifone from 1992 to July 1996. Mr. Melton is a Director of Transaction Network Services, Inc.

  Dr. Middelhoff has been a Director of the Company since May 1995. He has been a member of the Executive Board of Bertelsmann AG, one of the world's largest media companies, since July 1994 and was elected as Chairman of Bertelsmann AG beginning in October 1998. For the last year, he has served as Chairman Designated of Bertelsmann Industries, Gutersloh. From July 1990 through July 1994, he served as Chairman of the Management Board of Mohndruck Graphische Betriebe GmbH and as Chief Executive Officer and as a member of the Board of Directors of Bertelsmann Industries, Gutersloh. Prior to that, he served as Managing Director of Mohndruck Graphische Betriebe GmbH. Dr. Middelhoff was nominated as a Director of the Company pursuant to the terms of a Common Stock Purchase Agreement with Bertelsmann AG.

  Mr. Pittman has been a Director of the Company since October 1995. He was appointed as President and Chief Operating Officer of the Company in February 1998. He was President and Chief Executive Officer of AOL Networks, a division of the Company, from November 1996 until February 1998. He held the positions of Managing Partner and Chief Executive Officer of Century 21 Real Estate Corp. from October 1995 to October 1996. Mr. Pittman had previously been President and Chief Executive Officer of Time Warner Enterprises, a division of Time Warner Entertainment Company, LP, a company engaged in entertainment, cable networks and cable systems, from 1990 to September 1995, and Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the second largest theme park operator in the United States, from December 1991 to September 1995. Mr. Pittman is a Director of Cendant Corporation. Mr. Pittman also has served as President and Chief Executive Officer of MTV Networks, and was the creator of the MTV network.

  General Colin L. Powell has been a director of the Company since September 1998. General Powell is Chairman of America's Promise: The Alliance for Youth, a national not-for-profit organization dedicated to improving the lives of our nation's more than 15 million at-risk youth. He served as the Chairman of the Joint

Chiefs of Staff from October 1989 to September 1993, and as National Security Advisor from December 1987 to January 1989. He is also a director of Gulfstream Aerospace Corporation, a designer, developer, manufacturer and marketer of intercontinental business jet aircraft.

  Mr. Raines has been a director of the Company since September 1998. Mr. Raines has been designated as Chairman and Chief Executive Officer of Fannie Mae beginning on January 1, 1999. Prior to joining Fannie Mae, he served in the President's Cabinet as Director of the U.S. Office of Management and Budget from September of 1996 to May of 1998. In this role he developed the first balanced federal budget in thirty years and reformed the acquisition of information technology. From 1991 to 1996, Mr. Raines was Vice Chairman of Fannie Mae, in charge of the company's legal, credit policy, finance, and corporate development functions. He is widely credited with having commenced the company's successful efforts to utilize technology to lower the costs of mortgage origination. Prior to joining Fannie Mae, Mr. Raines was a general partner at Lazard Freres & Co. Before joining Lazard Freres, he served from 1977 to 1979 as Associate Director for Economics and Government in the U.S. Office of Management and Budget, and Assistant Director of the White House Domestic Policy Staff.

 Committees of the Board and Meetings

  Meeting Attendance. During the fiscal year ended June 30, 1998, there were 14 meetings of the Board of Directors, and 14 meetings of the Audit, and Compensation and Management Development Committees of the Board of Directors. No Director attended fewer than 75% of the total number of meetings of the Board of Directors and its Committees on which he served during the fiscal year. In addition, the members of the Board of Directors and its Committees acted at various times by unanimous written consent pursuant to Delaware law.

  Audit Committee. The Audit Committee, which met seven times in fiscal 1998, currently has three members, Messrs. Caufield (Chair), Akerson and Frankenberg. The Audit Committee reviews the engagement of the Company's independent accountants, and reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

  Compensation and Management Development Committee. The Compensation and Management Development Committee, which met seven times during fiscal 1998, currently has three members, General Haig (Chair), Mr. Melton and Dr. Middelhoff. The Compensation and Management Development Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Stock and Option Subcommittee of the Compensation and Management Development Committee, currently composed of General Haig and Mr. Melton, administers the Company's stock plans, including the 1992 Employee, Director and Consultant Stock Option Plan, the 1987 Stock Incentive Plan, the 1985 Incentive Stock Option Plan (Restatement) and the Employee Stock Purchase Plan.

  Nominating Committee. The Nominating Committee meets informally from time to time during the year. The Nominating Committee currently has four members, Mr. Melton (Chair), Mr. Akerson, General Haig and Dr. Middelhoff. The Nominating Committee's role, following consultation with all other members of the Board of Directors, is to make recommendations to the full Board as to the size and composition of the Board and to make recommendations as to particular nominees to serve as Directors.

 Compensation of Directors

  The Company's policy is not to pay cash compensation to members of the Board for serving as a Director or for their attendance at Board meetings or Committee meetings.

  Directors are eligible to participate in the Company's 1992 Employee, Director and Consultant Stock Option Plan (the "1992 Plan"). Under the 1992 Plan, each non-employee Director receives an initial grant of an option upon first being elected or appointed to the Board of Directors to purchase 10,000 shares of Common Stock (or such higher number of options as is determined by the Subcommittee for recruitment purposes). The 1992 Plan also provides for an annual grant on the date following the annual meeting of Stockholders of the Company of each year, after giving effect to the election of any Director or Directors at such annual meeting of Stockholders, to each non-employee Director (who has served for at least six months as a Director) of an option to purchase 10,000 shares of Common Stock. Non-employee Directors who serve on the Company's Compensation and Management Development or Audit Committees (or other committee designated by the Board) are granted each year an option to purchase 5,000 shares, with the Chair of each such committee receiving an option to purchase an additional 5,000 shares. Options granted for service on committees are not cumulative for service on more than one committee. All of such options granted to non-employee Directors have an exercise price equal to the fair market value of the Common Stock on such grant date, have a term of ten years, and are immediately exercisable.

 Executive Officers

  The names of, and certain information regarding, executive officers of the Company who are not Directors of the Company, are set forth below. The executive officers serve at the pleasure of the Board of Directors and the Chief Executive Officer.

          NAME            AGE              POSITIONS WITH THE COMPANY
          ----            ---              --------------------------
Kathryn A. Bushkin......   49 Senior Vice President, Chief Communications Officer
Miles R. Gilburne.......   47 Senior Vice President, Corporate Development
J. Michael Kelly........   42 Senior Vice President, Chief Financial Officer,
                              Treasurer, Chief Accounting Officer and
                              Assistant Secretary
Lennert J. Leader.......   43 President, AOL Investments
Kenneth J. Novack.......   57 Vice Chairman
George Vradenburg, III..   55 Senior Vice President, General Counsel and Secretary

  Ms. Bushkin was appointed as Senior Vice President, Chief Communications Officer of the Company in October 1997. She was Senior Managing Director of Hill and Knowlton, a public relations firm, from 1996 to 1997 and headed Hill and Knowlton's U.S. Media Relations practice. For 12 years prior to that, she was Director of Editorial Administration at U.S. News & World Report, where she oversaw the magazine's news department, new media operations and long-term projects. Ms. Bushkin also served as Press Secretary to Senator Gary Hart for his Senate office and his 1984 Presidential campaign.

  Mr. Gilburne joined the Company in February 1995 as Senior Vice President, Corporate Development. Prior to joining the Company, Mr. Gilburne was a founding attorney of the Silicon Valley office of the law firm of Weil, Gotshal & Manges. Mr. Gilburne is also a partner in the Cole-Gilburne Fund, a venture capital fund.

  Mr. Kelly was appointed as Senior Vice President, Chief Financial Officer, Treasurer, Chief Accounting Officer and Assistant Secretary of the Company effective July 1998. Prior to joining the Company, he was Executive Vice President-Finance and Planning and Chief Financial Officer of GTE Corporation, one of the world's largest telecommunications companies. Mr. Kelly was appointed GTE's Senior Vice President-Finance in 1994, receiving the responsibility for Corporate Planning and Development during 1997. From 1991 to 1994, he served as Vice President-Controller of GTE. He first joined GTE in 1991 as Vice President-Finance and Business Development for its Telecommunications Products & Services Group, in Atlanta, with responsibility for the financial function and business development at the Company's cellular business, federal systems operations, Airfone, and the Spacenet satellite unit. Between 1987 and 1991, Mr. Kelly served in various management positions, including Vice President and Controller, for Contel Corporation, which merged with GTE in 1991. Prior to joining Contel, Mr. Kelly was Chief Financial Officer of Planning Research Corporation, an information technology planning firm based in McLean, Virginia, and Audit Manager for the accounting firm Fried, Klausner and Georgeson in Washington, D.C. Mr. Kelly serves on an Advisory Board of Directors of Chase Manhattan Corp.

  Mr. Leader was appointed as President, AOL Investments of the Company in February 1998. He was Senior Vice President, Chief Financial Officer and Treasurer of the Company from September 1989 until July 1998, and was Assistant Secretary from October 1994 until July 1998. He served as Secretary from 1989 through October 1993 and as Chief Accounting Officer from October 1993 until July 1998. Prior to joining the Company, Mr. Leader was Vice President, Finance, of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989. Mr. Leader is a Certified Public Accountant and was an audit manager at Price Waterhouse prior to joining Morino, Inc. in 1984.

  Mr. Novack was appointed as Vice Chairman of the Company in May 1998. He became Of Counsel to the Boston-based law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC after his retirement as a member of that firm in August 1998. Mr. Novack joined Mintz Levin in 1966 as an associate and rose to the position of Managing Partner in 1972. He was President and Chief Executive Officer of the firm from 1991 to 1994 and served on its executive committee from 1970 until his retirement. He is a member of the Boards of Directors of Ekco Group, Inc., a manufacturer of brand-name houseware products, and Organogenesis, Inc., which designs, develops and manufactures medical therapeutics containing living cells and/or natural connective tissue components. He has served as Co-Chairman of the Boston Bar Association Committee on Securities Law and is currently a Member of the American Bar Association Committee on Federal Regulation of Securities and the American Law Institute.

  Mr. Vradenburg joined the Company as Senior Vice President, General Counsel and Secretary in March 1997. He was a Senior Partner with the law firm of Latham & Watkins and co-chair of its Entertainment & Media Practice Group from 1995 to 1997. Mr. Vradenburg previously served as Executive Vice President of Fox, Inc., which owns and operates a television broadcasting network and produces and distributes entertainment, news and sports programming, from 1991 to 1995 and Senior Vice President and General Counsel of CBS, Inc., a television and radio broadcasting and cable programming company, from 1985 to 1991.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated persons who were serving as executive officers of the Company as of June 30, 1998 (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended June 30, 1998.

                                                                       LONG-TERM
                                                                      COMPENSATION
                                           ANNUAL COMPENSATION           AWARDS
                                      ------------------------------  ------------
                                                           OTHER       SECURITIES
   NAME AND PRINCIPAL                                      ANNUAL      UNDERLYING     ALL OTHER
        POSITION          FISCAL YEAR  SALARY   BONUS   COMPENSATION   OPTIONS(#)  COMPENSATION(1)
   ------------------     ----------- -------- -------- ------------  ------------ ---------------
Stephen M. Case.........     1998     $426,667 $750,000   $      0     1,300,000       $2,923
 Chairman of the Board
 and                         1997     $271,250 $      0   $      0       200,000       $3,826
 Chief Executive Officer     1996     $200,000 $      0   $      0             0       $4,462
Robert W. Pittman.......     1998     $541,665 $750,000   $127,698(2)    900,000       $  690
 President and Chief         1997     $335,064 $125,000   $111,092(2)  1,000,000       $   85
 Operating Officer
George Vradenburg, III..     1998     $380,000 $490,000   $115,000(3)     70,000       $1,845
 Senior Vice President,      1997     $126,667 $ 95,000   $326,500(3)    480,000       $    0
 General Counsel and
 Secretary
Kenneth J. Novack(4)....     1998     $ 49,053 $950,000   $ 34,167       200,000       $   20
 Vice Chairman
Lennert J. Leader.......     1998     $273,333 $300,000   $      0       300,000       $4,556
 President, AOL              1997     $236,250 $ 46,875   $      0       100,000       $4,257
 Investments                 1996     $195,000 $      0   $      0             0       $4,594

--------
(1) All Other Compensation for Mr. Case, Mr. Pittman, Mr. Vradenburg, Mr. Novack, and Mr. Leader during fiscal 1998 includes the dollar value of premiums paid by the Company with respect to term life insurance for their benefit in the amounts of $420, $690, $1,845, $20 and $867, respectively. All Other Compensation for Mr. Case and Mr. Leader during fiscal 1998 also includes $2,503 and $4,046, respectively, of matching contributions made under the Company's 401(k) Plan.
(2) For fiscal 1998, includes a housing allowance of $120,000 and for fiscal 1997, includes $80,000 for reimbursement of moving expenses.
(3) For fiscal 1998, includes a housing allowance equal to $110,000. For fiscal 1997, represents $89,900 in relocation costs and $236,600 in housing and travel allowances. Upon the first year of his employment passing without a termination of employment, Mr. Vradenburg was no longer obligated to repay these amounts under the terms of his employment agreement. See "Certain Relationships and Related Transactions" below.
(4) Mr. Novack was appointed as Vice Chairman of the Company in May 1998. Prior to that time, he was a consultant to the Company and received compensation as such during fiscal 1998 which is reflected herein.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information regarding the grant of stock options during fiscal year 1998 to the named executive officers.

                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATE
                                                                                                 OF STOCK PRICE
                                                                                             APPRECIATION FOR OPTION
                                                 INDIVIDUAL GRANTS                                   TERM(4)
                          ---------------------------------------------------------------- ---------------------------
                                                                         FAIR
                            NUMBER OF    % OF TOTAL OPTIONS             MARKET
                          SHARES COVERED     GRANTED TO      EXERCISE  VALUE ON
                            BY OPTION    EMPLOYEES IN FISCAL   PRICE   DATE OF  EXPIRATION
   NAME                      GRANT(1)           YEAR         ($/SHARE)  GRANT      DATE         5%            10%
   ----                   -------------- ------------------- --------- -------- ---------- ------------- -------------
Stephen M. Case.........     300,000(2)          1.8%         $32.25    $32.25    8/29/07  $   6,084,556 $  15,419,458
                           1,000,000(3)          5.9%         $50.00    $38.50   10/31/07  $  12,712,443 $  49,859,085
Robert W. Pittman.......     200,000(2)          1.2%         $32.25    $32.25    8/29/07  $   4,056,370 $  10,279,639
                             700,000(3)          4.2%         $50.00    $38.50   10/31/07  $   8,898,710 $  34,901,359
George Vradenburg, III..      70,000(2)          0.4%         $32.25    $32.25    8/29/07  $   1,419,730 $   3,597,874
Kenneth J. Novack.......      50,000(2)          0.3%         $32.25    $32.25    8/29/07  $   1,014,093 $   2,569,910
                              50,000(2)          0.3%         $35.75    $35.75    9/26/07  $   1,124,149 $   2,848,815
                             100,000(3)          0.6%         $87.75    $87.75    5/12/08  $   5,518,550 $  13,985,090
Lennert J. Leader.......     100,000(2)          0.6%         $32.25    $32.25    8/29/07  $   2,028,185 $   5,139,819
                             200,000(3)          1.2%         $50.00    $38.50   10/31/07  $   2,542,489 $   9,971,817

--------
(1) Options are non-qualified stock options and generally terminate 90 days following termination of the executive officer's employment with the Company or the expiration date, whichever occurs earlier. The exercise price of each option was determined to be equal to or greater than the fair market value per share of the Common Stock on the grant date.
(2) These options become exercisable over a four-year period, 25% on each anniversary of the grant date of the option.
(3) These options become exercisable in three equal annual installments commencing on the fourth anniversary of the date of grant of the option and continuing each anniversary thereafter such that the third and final installment vests on the sixth anniversary of the date of grant.
(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table provides information regarding the aggregate exercises of options by each of the named executive officers. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1998, and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the Company's Common Stock.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED    VALUE OF THE UNEXERCISED
                                                    OPTIONS AT FISCAL YEAR-     IN-THE-MONEY OPTIONS
                            SHARES                            END              AT FISCAL YEAR-END(2)
                           ACQUIRED      VALUE     ------------------------- --------------------------
          NAME            ON EXERCISE REALIZED(1)  EXERCISABLE UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
          ----            ----------- ------------ ----------- ------------- ------------ -------------
Stephen M. Case.........   2,700,000  $158,056,501  1,388,000    1,950,000   $142,937,646 $143,322,000
Robert W. Pittman.......      50,000  $  3,890,065    240,000    1,650,000   $ 21,133,100 $120,814,000
George Vradenburg, III..      92,000  $  4,610,994    100,000      358,000   $  9,244,000 $ 31,608,100
Kenneth J. Novack.......     221,000  $  7,018,255          0      344,000   $        -0- $ 21,211,720
Lennert J. Leader.......     470,000  $ 26,263,610    462,072      575,000   $ 47,134,992 $ 46,047,000

--------
(1) The value realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer.

(2) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for the Company's Common Stock of $106.00, the closing market price per share of the Company's Common Stock as reported on the New York Stock Exchange on June 30, 1998.

EMPLOYMENT CONTRACTS

  In October 1996, the Company entered into an employment agreement with Robert W. Pittman, the President and Chief Operating Officer of the Company. In the event Mr. Pittman's employment is terminated by him for a good reason or by the Company other than for cause or a permanent and total disability, he will become a consultant of the Company for a term of two years, subject to the terms and conditions of a consulting agreement. In the Company's discretion, Mr. Pittman will become a consultant of the Company for two years if the Company terminates his employment for cause or if he terminates his employment for other than a good reason. Mr. Pittman is subject to the terms of a confidentiality/non-competition/proprietary rights agreement that remains in effect for the term of the consulting agreement. Also, pursuant to the terms of the agreement, Mr. Pittman may require the Company to purchase his prior residence, during the first two years of his employment, at a fair market value as determined by an independent appraiser chosen by the Company and acceptable to Mr. Pittman. The Company has agreed to reimburse Mr. Pittman for flight hours and use of a co-pilot if he determines the use of his private aircraft is the easiest and safest method for travel on Company business. However, the Company has no other obligation with respect to such flights, the aircraft or use thereof.

  In November 1997, the Company entered into a letter agreement with George Vradenburg, III, who is Senior Vice President, General Counsel and Secretary of the Company. Pursuant to the terms of the agreement, if Mr. Vradenburg terminates his employment for a good reason or if the Company terminates his employment without cause, Mr. Vradenburg will become a consultant of the Company for two years. In the Company's discretion, Mr. Vradenburg will become a consultant of the Company for two years if the Company terminates his employment for cause or if he terminates his employment for other than a good reason. Mr. Vradenburg is subject to the terms of a confidentiality/non-competition/proprietary rights agreement that remains in effect for the term of the consulting agreement. Mr. Vradenburg's employment agreement provides for the Company to make him certain loans and to advance certain expenses, as described below under "Certain Relationships and Related Transactions."

  The Company also has an agreement with Lennert J. Leader entered into in December 1997 pursuant to which certain unvested options then held by Mr. Leader (representing approximately 43% of the unvested options held by Mr. Leader at August 31, 1998) would become exercisable in full in the event the Company terminated Mr. Leader's employment without cause or he terminated his employment for a good reason.

  The Company's 1992 Employee, Director and Consultant Stock Option Plan provides that upon the occurrence of a "Corporate Change in Control" or a "Transactional Change in Control" (as defined in the 1992 Plan), which include
(i) the acquisition (with certain exceptions) of 30% of the outstanding Common Stock of the Company by a person, entity or group, (ii) certain changes in the composition of the Board of Directors, (iii) certain mergers, reorganizations, recapitalizations or consolidations involving the Company and (iv) the sale of all or substantially all of the assets of the Company, the outstanding options that have not yet vested will become fully vested upon the earliest of (a) the normal vesting date, (b) one year from the applicable "Corporate Change in Control" or "Transactional Change in Control" or (c) an involuntary employment action, such as termination of employment without cause or a reduction in base compensation, power, authority, duties or responsibilities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  On January 31, 1998, the Company completed the acquisition of the worldwide online services businesses of CompuServe Corporation, and entered into a joint venture agreement to operate the CompuServe European online business in partnership with Bertelsmann AG (the "CompuServe Joint Venture"). Bertelsmann AG paid $75 million to the Company for its 50% interest in the CompuServe Joint Venture. The Company and Bertelsmann AG each invested an additional $25 million in cash in the CompuServe Joint Venture. Dr. Middelhoff, a Director and member of the Compensation and Management Development Committee of the Board of Directors of the Company and a member of Bertelsmann's Executive Board, has been designated as Chairman of Bertelsmann beginning in October 1998. Also, Dr. Middelhoff is an emeritus member of the Steering Committee, which coordinates the Company's and Bertelsmann's activities under their joint venture agreement dated April 13, 1995 to establish online services in greater Europe.

PERFORMANCE GRAPH

  The following graph compares the annual change in the Company's cumulative total shareholder return on its Common Stock during a period commencing on June 30, 1993 and ending on June 30, 1998 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return of each of: (a) the Total Return Index for the New York Stock Exchange (the "NYSE Market Index"); (b) the Nasdaq National Market (U.S. Companies) (the "Nasdaq Market Index"); (c) the Total Return Index for the NYSE, the American Stock Exchange and the Nasdaq National Market Computer and Data Processing Services Stocks (U.S. and foreign Companies) (the "C&DP Index"); and (d) the Nasdaq C&DP Index during such period, assuming a $100 investment on June 30, 1993. The Company has in prior years presented a comparison to the Nasdaq Market Index and the CRSP Total Return Index for Nasdaq C&DP companies, and is changing to the NYSE Market Index due to the Company becoming listed on the NYSE instead of the Nasdaq National Market. However, the Nasdaq Market Index and the Total Return Index for Nasdaq C&DP companies are also presented in the graph. It should be noted that the Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  AMERICAN ONLINE, INC., NYSE MARKET INDEX,
                     NYSE/AMEX/NASDAQ C&DP STOCKS, NASDAQ
                    NATIONAL MARKET AND NASDAQ C&DP STOCKS

                             [GRAPH APPEARS HERE}

RELATIVE DOLLAR VALUES
------------------------------------------------------------------------------------------------
                                6/30/93     6/30/94   6/30/95   6/30/96     6/30/97    6/30/98
------------------------------------------------------------------------------------------------
 American Online, Inc.            $100.0      $154.1    $465.7    $945.9    $1,202.7   $4,546.0
------------------------------------------------------------------------------------------------
 NYSE Market Index                $100.0      $101.0    $124.1    $156.3      $204.8     $262.4
------------------------------------------------------------------------------------------------
 NYSE/Amex Nasdaq C&DP Stocks     $100.0      $105.2    $162.7    $213.5      $271.3     $407.4
------------------------------------------------------------------------------------------------
 Nasdaq National Market           $100.0      $101.0    $134.8    $173.0      $210.4     $277.6
------------------------------------------------------------------------------------------------
 Nasdaq C&DP Stock                $100.0      $100.2    $163.6    $217.2      $274.2     $415.1
------------------------------------------------------------------------------------------------

                    REPORT ON EXECUTIVE COMPENSATION BY THE
               COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                           OF THE BOARD OF DIRECTORS

  The Compensation and Management Development Committee (the "Committee") comprises three non-employee, independent members of the Board of Directors. It is the responsibility of the Committee to review, recommend and approve changes to the Company's compensation policies and benefits programs, to administer the Company's stock plans, including approving stock option grants to executive officers and certain other stock option grants, and to otherwise ensure that the Company's compensation philosophy is consistent with the Company's best interests and is properly implemented.

COMPENSATION PHILOSOPHY

  The compensation philosophy of the Company is to (i) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's goals and
(ii) directly link compensation to improvements in Company performance and increases in Stockholder value as measured by the Company's stock price.

COMPENSATION PROGRAM

  The Company's compensation program for all employees emphasizes variable compensation, primarily through performance-based grants of long-term, equity-based incentives in the form of stock options. Salaries at all employee levels are generally targeted at median market levels. The Company also maintains a cash-based Management Incentive Plan with awards targeted to provide fully competitive levels of total cash compensation based on the degree of achievement of Company financial and operational performance measures.

  The Committee conducts ongoing reviews of total compensation levels, structure, and design with the assistance of an outside consultant. The objective of the reviews is to ensure that management and key employee total compensation opportunity links total compensation to the Company's performance and stock price appreciation and keeps pace with the Company's competitive trends. The Company's size, success, and high profile have made its employees and executives targets for competitors seeking talented employees. Consequently, the Company has actively managed compensation levels to ensure that they are in line with competitive norms. As a result of the competitive reviews and compensation actions, the Committee believes that the base salary and total cash compensation opportunity for senior management, as well as those of the broad employee population, are consistent with competitive market levels.

BASE SALARIES

  The Committee reviews each senior executive officer's salary annually. In determining appropriate salary levels, the Committee considers the officer's impact level, scope of responsibility, prior experience, past accomplishments, and data on prevailing compensation levels in relevant executive labor markets. Based on the findings of the most recent compensation review, the Committee has approved base salary increases for certain executive officers to be effective in fiscal 1999 which, in conjunction with cash incentive awards targeted under the Management Incentive Plan for fiscal 1999, will maintain total cash compensation levels in line with competitive levels and with the Company's compensation philosophy.

  The Committee annually reviews and approves the compensation of Mr. Case, the Company's Chairman and Chief Executive Officer. Mr. Case's compensation is determined in a manner consistent with the practices used in determining the compensation of other executive officers of the Company. As part of the base salary increases approved by the Committee, Mr. Case's base salary will be increased to an annual rate of $600,000 in fiscal 1999. Mr. Case's base salary increase for fiscal 1999, along with the incentive award targeted under the Management Incentive Plan, provides Mr. Case with a total cash compensation opportunity generally in line, although conservative, with competitive compensation levels in relevant executive labor markets.

MANAGEMENT INCENTIVE PLAN

  Over the past several years, the Company has established itself as a global leader in interactive services, including online services. In line with its growth and development, the Company has adopted and refined compensation practices which reflect what the Company believes to be "best practices" for established, growing technology companies. Although equity compensation is and will remain a key element of the Company's management compensation strategy, the Company also maintains a cash-based Management Incentive Plan with awards based upon Company financial and key operational performance measures.

  The Management Incentive Plan is administered by the Committee. Awards under the plan are determined by the Company's performance as measured against certain pre-established performance measures. At the beginning of fiscal 1998, the Committee established performance goals related to the Company's earnings performance. During the fiscal year, the Company substantially exceeded its earnings objective and accomplished significant operational initiatives, including the purchase of the online services businesses of CompuServe Corporation, reorganization of the Company to focus on online services and interactive media and to shed non-core networking businesses and the improvement of key member satisfaction measures. Consequently, at the conclusion of the fiscal year the Committee approved funding under the plan at 140% of the target awards for senior executive officers for fiscal year 1998.

STOCK OPTIONS

  The Committee believes that granting stock options on an ongoing basis provides officers with a strong economic interest in maximizing stock price appreciation over the longer term. The Company believes that the practice of granting stock options is critical to retaining and recruiting the key talent necessary at all employee levels to ensure the Company's continued success.

  The Committee has appointed a Stock and Option Subcommittee (the "Subcommittee") composed of two "outside directors" as defined under Section 162(m) of the Internal Revenue Code consisting of General Haig and Mr. Melton. This Subcommittee is responsible for administering the Company's stock programs, including individual stock option grants to officers and aggregate grants to all plan participants. It is the Company's practice to set option exercise prices at not less than 100% of the fair market value of the Common Stock on the date of grant. Thus, the value of the Stockholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years.

  In determining the size of stock option grants, the Subcommittee considers the officer's responsibilities, the expected future contribution of the officer to the Company's performance and the number of shares which continue to be subject to vesting under outstanding options. In addition, the Subcommittee examines the level of equity incentives held by each officer relative to the other officers' equity positions, their tenure, responsibilities, experience, and value to the Company. In August 1997, the Company granted options to nearly all employees based on their performance during the preceding year. The Company's named executive officers (5 people) received options to purchase an aggregate of 720,000 shares, or 10.1% of the 7,098,218 total options granted to employees as part of this annual review process. Options granted generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 25% of the total number of shares underlying the option grant. In addition, 10 officers were awarded special retention grants aggregating 2,775,000 shares in fiscal 1998, with extended vesting periods beginning on the fourth anniversary and vesting annually in one-third increments through the sixth anniversary of the award. In the aggregate, the named executive officers received options to purchase a total of 2,820,000 shares, or 16.4% of the total options granted to employees in fiscal 1998.

  Mr. Case received an option to purchase 150,000 shares as part of the August 1997 performance grants. In addition, Mr. Case was provided a supplemental special retention grant of 500,000 shares in October 1997 (in each case, prior to adjustment for the stock split in March 1998). At the time of the grant, Mr. Case's existing option holdings that had been granted over many years were substantially vested. The special retention grant was designed to secure the long-term services of Mr. Case and provide him with an ongoing opportunity to participate in Stockholder wealth creation by the Company. These special retention options were granted with an above-market exercise price of $100 (prior to adjustment for the stock split), which was 30% above the fair market value on the date of grant. In addition, the option had extended vesting requirements such that the first option vesting would occur the fourth anniversary of grant, with one-third of the shares vesting at each of the fourth, fifth, and sixth anniversaries of grant. Certain of the other executive officers also received special retention grants with the extended vesting schedule and, for Mr. Pittman and Mr. Leader, with an exercise price equal to 130% of the fair market value of the Company's Common Stock at the date of grant.

  The Subcommittee monitors the Company's equity-based compensation program on an ongoing basis to ensure that Stockholders' resources are used effectively and in the best interests of the Company. During the past several fiscal years, in consultation with independent outside consultants, the Subcommittee has revised and monitored the program to ensure that dilution from stock option plans is managed within levels consistent with the Company's staffing levels and market value. During that time, the Company has reduced outstanding options as a percentage of Common Stock outstanding from 45.5% as of June 30, 1995 down to 23.6% as of June 30, 1998. In the same period, total return to Stockholders was 856%, representing average compound annual returns of 112.2%.

  In coming years, the Company expects the outstanding options as a percentage of Common Stock outstanding to decrease further as the Company rigorously manages its stock option grant programs. The Subcommittee will continue to monitor the Company's compensation program in order to maintain the proper balance between cash compensation and equity-based incentives and may consider further revisions in the future, although it is expected that equity-based compensation will remain one of the principal components of compensation.

  The Subcommittee believes that the Company's stock option plans have been very effective in attracting, retaining, and motivating executives and employees of the Company over time and have proven to be an important component of the overall compensation program. Because of the Company's continuing rapid growth and the purchase of CompuServe Corporation's online services business in January 1998, the Subcommittee recommended and the Board of Directors approved in January 1998 and July 1998 amendments to increase by an aggregate of 8,000,000 shares and 5,000,000 shares, respectively, the number of shares of Common Stock that may be issued pursuant to the exercise of options granted under the 1992 Employee, Director, and Consultant Stock Option Plan (the "1992 Plan").

POLICY ON DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers.

However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of preestablished, objective performance goals under a plan approved by shareholders.

  The Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy, and the Company's best interests. The 1992 Plan approved by the Company's Stockholders with subsequent amendments provides for option grants to be qualified as "performance-based" under Section 162(m). The Subcommittee intends to continue making grants to executive officers according to the terms and provisions of the 1992 Plan so that the income recognized by participants upon exercise may be deducted by the Company.

                  Alexander M. Haig, Jr.
                  Chairman, Compensation and Management Development Committee William N. Melton
                  Dr. Thomas Middelhoff

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than ten percent holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

  To the Company's knowledge, except as noted below, based solely on review of the copies of the above-mentioned reports furnished to the Company and written representations regarding all reportable transactions, during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to its Directors and officers and greater than ten percent beneficial owners were complied with on time. The following person filed one late report: Theodore J. Leonsis (one transaction).

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Set forth below is certain information as of June 30, 1998 as to loans made pursuant to employment agreements by the Company to its Directors and executive officers that were outstanding during the fiscal year.

                                                   LARGEST
                                                  AGGREGATE
                                                   AMOUNT
                                                 OUTSTANDING
                                                  IN FISCAL  BALANCE AS
   NAME AND POSITION      NATURE OF INDEBTEDNESS   YEAR 98   OF 6/30/98 INTEREST RATE
   -----------------      ---------------------- ----------- ---------- --------------
George Vradenburg, III..   Residential(1)         $400,000    $400,000        *
Senior Vice President,     Personal(1)            $285,000    $285,000        *
General Counsel and        Housing and Travel(2)  $200,000    $    -0-  Not Applicable
Secretary                  Housing Allowance(3)   $118,950    $    -0-  Not Applicable
Bruce R. Bond...........   Personal(4)            $500,000    $    -0-       (4)
Former President and
 Chief                     Residential(4)         $250,000    $    -0-       (4)
Executive Officer, ANS
Communications, Inc.

--------
* Such loans were granted at interest rates equal to the "Applicable Federal Rate" as established by the Internal Revenue Service. The Applicable Federal Rate at June 30, 1998 was 5.58%.
(1) The residential and personal loans are repayable by Mr. Vradenburg upon the earliest of (i) termination of Mr. Vradenburg's employment by the Company for cause, (ii) termination by Mr. Vradenburg other than for a good reason, or (iii) March 2000.
(2) The Company paid a housing and travel allowance to Mr. Vradenburg under the terms of his employment agreement. Such allowance was repayable by Mr. Vradenburg were his employment terminated by the Company for cause or by him other than for a good reason within the first year of his employment, which period expired in March 1998.
(3) The Company paid a housing allowance in fiscal 1997 and fiscal 1998 under the terms of Mr. Vradenburg's employment agreement. Such costs were repayable by Mr. Vradenburg were his employment terminated by the Company for cause or by him other than for a good reason within the first year of his employment, which period expired in March 1998.
(4) Such loans, which were assumed by WorldCom, Inc. in connection with the Company's sale of ANS Communications, Inc. in January 1998, were granted at interest rates equal to the prime rate.

  In June 1997, The Company entered into an online commerce agreement with CUC International, Inc. ("CUC"). On December 18, 1997, HFS, Inc. merged into CUC, which changed its name after the merger to Cendant Corporation. Robert W. Pittman, President, Chief Operating Officer and Director of the Company was a director of HFS, Inc. prior to the merger and is now a director of Cendant Corporation. Under the terms of the agreement, Cendant offers AOL's members the opportunity to purchase goods and services at discounts through its shopping clubs. The Company has received payments totaling approximately $50 million, primarily to be credited over the three-year term of the agreement against future transaction and membership commissions otherwise payable to the Company, plus additional amounts based on a revenue-sharing arrangement. Cendant also provides relocation services to employees of the Company. During fiscal 1998, the Company paid Cendant fees totaling approximately $219,000 for these services.

  The Company has paid attorneys fees totaling approximately $507,000 on behalf of 18 current and former Directors and officers of the Company who were named as defendants in the Orman v. America Online, Inc.

class action lawsuit, which alleged violations of federal securities laws. Approximately $390,000 of the fees were incurred prior to July 1997, when the suit was initially dismissed. The remaining fees were incurred thereafter in connection with the amended class action lawsuit, in which the only individuals named as defendants were the Chief Executive Officer and then Chief Financial Officer of the Company, and a related derivative action against Directors of the Company. Substantially all of the attorneys fees were covered by insurance.

  General Colin L. Powell, a director of America Online is Chairman of America's Promise: The Alliance for Youth, a national not-for-profit organization dedicated to improving the lives of our nations' more than 15 million at-risk youth. During fiscal 1998, the Company provided design and financial support to build the web site for America's Promise. The Company also provided America's Promise with an area on the AOL Service, links from the AOL Service to America's Promise web site, the initial management of the area and training for ongoing management of the site. In return, America's Promise has recognized the Company in publications, programs, features and other forms of media. The Company estimates that the services provided America's Promise cost approximately $119,000 during the fiscal year ended 1998.

  Certain information respecting Directors, executive officers or other persons holding a specified position or relationship that is not required to be included for any portion of the period during which such a person did not hold a particular position or relationship is not included herein.

                             ELECTION OF DIRECTORS
                                   (ITEM 1)

  The Company's Restated Certificate of Incorporation, as amended, and Restated By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of ten members, classified into three classes as follows: Frank J. Caufield, Robert J. Frankenberg, Robert W. Pittman and General Colin L. Powell constitute a class with a term which expires at the upcoming Annual Meeting (the "Class II Directors"); General Alexander M. Haig, Jr., Daniel F. Akerson and Franklin D. Raines constitute a class with a term ending in 2000 (the "Class I Directors"); and Stephen M. Case, William N. Melton and Thomas Middelhoff constitute a class with a term ending in 1999 (the "Class III Directors"). The Class II Directors to be elected at the Meeting will serve a three year term expiring in 2001. One additional Class I Director is to be elected at the Meeting to serve a two year term expiring in 2000 concurrently with the terms of the Directors now serving as Class I Directors. Robert J. Frankenberg is not standing for re-election to the Board of Directors. Therefore, following the meeting there will be one Class II Director vacancy.

  Background information appears below for each of the nominees for election as Directors. Although the Company does not anticipate that any of the persons named below will be unwilling or unable to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board of Directors.

                                                                        TERM TO
        NAME         AGE              BUSINESS EXPERIENCE               EXPIRE
        ----         ---              -------------------               -------
 Frank J. Caufield..  58 Mr. Caufield has been a Director of the         2001
                         Company since 1991. He has held the position
                         of general partner of Kleiner Perkins
                         Caufield & Byers, a venture capital
                         partnership, since 1978. Also, he is a
                         Director of Megabios Corp., a biomedical
                         company, and WebLogic, Inc., a supplier of
                         Java application servers and Java-to-
                         database integration solutions.
 Robert W. Pittman..  44 Mr. Pittman has been a Director of the          2001
                         Company since October 1995. He was appointed
                         as President and Chief Operating Officer of
                         the Company in February 1998. He was
                         President and Chief Executive Officer of AOL
                         Networks, a division of the Company, from
                         November 1996 until February 1998. He held
                         the positions of Managing Partner and Chief
                         Executive Officer of Century 21 Real Estate
                         Corp. from October 1995 to October 1996. Mr.
                         Pittman had previously been President and
                         Chief Executive Officer of Time Warner
                         Enterprises, a division of Time Warner
                         Entertainment Company, LP, a company engaged
                         in entertainment, cable networks and cable
                         systems, since 1990, and Chairman and Chief
                         Executive Officer of Six Flags Entertainment
                         Corporation, the second largest theme park
                         operator in the United States, since 1991.
                         Mr. Pittman is a Director of Cendant
                         Corporation. Mr. Pittman also has served as
                         President and Chief Executive Officer of MTV
                         Networks, and was the creator of the MTV
                         network.

                                                                        TERM TO
           NAME            AGE           BUSINESS EXPERIENCE            EXPIRE
           ----            ---           -------------------            -------
 General Colin L. Powell..  61 General Colin L. Powell has been a        2001
                               director of the Company since
                               September 1998. General Powell is
                               Chairman of America's Promise: The
                               Alliance for Youth, a national not-
                               for-profit organization dedicated to
                               improving the lives of our nation's
                               more than 15 million at-risk youth. He
                               served as the Chairman of the Joint
                               Chiefs of Staff from October 1989 to
                               September 1993, and as National
                               Security Advisor from December 1987 to
                               January 1989. He is also a director of
                               Gulfstream Aerospace Corporation, a
                               designer, developer, manufacturer and
                               marketer of intercontinental business
                               jet aircraft.
 Franklin D. Raines.......  49 Mr. Raines has been a director of the     2000
                               Company since September 1998. Mr.
                               Raines has been designated as Chairman
                               and Chief Executive Officer of Fannie
                               Mae beginning on January 1, 1999.
                               Prior to joining Fannie Mae, he served
                               in the President's Cabinet as Director
                               of the U.S. Office of Management and
                               Budget from September of 1996 to May
                               of 1998. In this role he developed the
                               first balanced federal budget in
                               thirty years and reformed the
                               acquisition of information technology.
                               From 1991 to 1996, Mr. Raines was Vice
                               Chairman of Fannie Mae, in charge of
                               the company's legal, credit policy,
                               finance, and corporate development
                               functions. He is widely credited with
                               having commenced the company's
                               successful efforts to utilize
                               technology to lower the costs of
                               mortgage origination. Prior to joining
                               Fannie Mae, Mr. Raines was a general
                               partner at Lazard Freres & Co. Before
                               joining Lazard Freres, he served from
                               1977 to 1979 as Associate Director for
                               Economics and Government in the U.S.
                               Office of Management and Budget, and
                               Assistant Director of the White House
                               Domestic Policy Staff.

  A plurality of the votes cast at the Meeting is required to elect each nominee as a Director. Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as Directors of such nominees.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF FRANK J. CAUFIELD, ROBERT
W. PITTMAN, GENERAL COLIN L. POWELL AND FRANKLIN D. RAINES AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

       AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION,
    AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
                                   (ITEM 2)

  The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 600,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. As of July 15, 1998, the Board of Directors of the Company approved an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 600,000,000 to 1,800,000,000 and to submit the proposed amendment to the Stockholders at this Meeting.

PURPOSE AND EFFECT OF THE AMENDMENT

  The general purpose and effect of the proposed amendment to the Company's Certificate of Incorporation will be to authorize 1,200,000,000 additional shares of Common Stock. The Board of Directors believes that it is prudent to have the additional shares of Common Stock available for general corporate purposes, including payment of stock dividends, stock splits or other recapitalizations, acquisitions, equity financings, and grants of stock options.

  Although the Board of Directors has not decided to effect a stock split, the Board wants to maintain the ability to effect a stock split. The Company has a history of regular stock splits, having declared four such splits since October 1994, each of which was effected by making a dividend of one additional share for each share presently owned. In considering stock splits, the Board's philosophy continues to be guided by a conviction not only that the Company's ownership, and the liquidity afforded its Stockholders, expands in relation to the number of shares outstanding, but also that the Company's shares become more attractive to individual investors when it is possible to acquire a larger number of them for the same total dollar amount. The Board of Directors considers a number of factors, including general market conditions, in deciding whether or when to effect a stock split, and any of these factors could cause the Board to decide against effecting a stock split at any particular time. The Company has determined that securing Stockholder approval of 1,200,000,000 additional authorized shares of Common Stock would be appropriate in order to provide the Company with the flexibility to consider a combination of possible actions, including acquisitions or stock splits, that might require the issuance of additional shares of Common Stock.

  The Company currently has 600,000,000 authorized shares of Common Stock. As of July 31, 1998, the Company had 226,077,441 shares issued and outstanding and of the remaining 373,922,559 authorized but unissued shares, the Company has reserved approximately 7,200,000 shares in connection with the possible exercise of outstanding warrants, 6,700,000 shares in connection with the possible conversion of outstanding convertible subordinated debt, 62,300,000 shares pursuant to the Company's option plans and 338,000 shares pursuant to the Company's Employee Stock Purchase Plan.

  Except in connection with the reserved shares described above, the Company currently has no arrangements or understandings for the issuance of additional shares of Common Stock, although opportunities for acquisitions and equity financings could arise at any time and the Company has a shelf registration statement available for the issuance of up to approximately $450 million of debt or equity financings. If the Board of Directors deems it to be in the best interest of the Company and the Stockholders to issue additional shares of Common Stock in the future, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

  The increase in the authorized number of shares of Common Stock could have an anti-takeover effect. If the Company's Board of Directors desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

VOTE

  The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will be required to approve the amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 600,000,000 to 1,800,000,000.

  THE BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED AND AMENDED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 600,000,000 TO 1,800,000,000, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                    APPROVAL OF AMENDMENTS TO THE COMPANY'S
                         EMPLOYEE STOCK PURCHASE PLAN
                                 (ITEMS 3 & 4)

  The Company's Stockholders are being asked to approve two amendments to the Company's Employee Stock Purchase Plan (the "ESPP"). The proposed amendments to the ESPP will (i) increase the number of shares of Common Stock reserved for issuance under the ESPP from 1,600,000 to 3,600,000 and (ii) amend the eligibility provisions of participants in the ESPP.

  The Board of Directors believes that the proposed amendments to the ESPP are in the best interest of the Company. The ESPP has become an important employee benefit since its inception, with broad employee participation. The Board of Directors believes that the proposed amendment to increase the number of shares of Common Stock reserved for issuance under the ESPP is necessary for the Company to remain competitive in its compensation practices and to attract, retain, and motivate the highly skilled and talented personnel essential to the Company's continued growth and success. The Board of Directors believes that the amendment to change the eligibility provisions of participants in will permit the ESPP to be administered more efficiently and will help avoid inadvertent non-compliance with the ESPP.

  The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required for adoption of each of these amendments.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF BOTH OF THE PROPOSED AMENDMENTS TO THE ESPP, AND PROXIES SOLICTED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

GENERAL DESCRIPTION OF THE ESPP

  The Company's ESPP was adopted by the Board of Directors in May 1992 and approved by Stockholders at a meeting in October 1992, and a total of 1,600,000 shares of Common Stock were reserved for issuance thereunder. As of July 31, 1998, there were approximately 338,000 shares available for future issuance under the ESPP. The Board of Directors believes that increasing the number of shares reserved for issuance under the ESPP by 2,000,000 will provide the Company with equity award opportunities to attract, retain and motivate the highly skilled and talented personnel necessary for the Company's continued growth and success. The Company anticipates that the proposed increase in shares reserved for issuance under the ESPP should meet the Company's retention and motivation goals through approximately the next four years.

  The ESPP is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code. Under the ESPP, employees of the Company and its subsidiaries who are eligible and elect to participate are granted options to purchase Common Stock at a discount from the fair market value of such stock. All employees who have been employed by the Company or a subsidiary for six or more months may join the ESPP on the first day of any participation period (each June 1 and December 1, a "Grant Date"). Participation in the ESPP is voluntary.

  Currently, the ESPP provides that subsidiaries of the Company are considered participating employers unless the Board designates such subsidiaries as not being participating employers in the ESPP. The Board proposes to change the definition of "Employer" under the Plan, such that a subsidiary would not be considered a participating employer unless the Board acted to so designate the subsidiary. The Board believes that newly-acquired subsidiaries and less than wholly-owned subsidiaries should not be deemed participating employers unless it has an opportunity to consider whether participation in the ESPP is appropriate, taking into consideration a number of relevant factors, including the Company's future plans for such subsidiaries and country practice and custom with respect to international subsidiaries. Accordingly, the Board of Directors believes that the proposed amendment to change the eligibility provisions of the ESPP would allow for more efficient administration of the ESPP and help to avoid inadvertent non-compliance with the ESPP.

  The ESPP permits an enrolled employee to make contributions by having withheld from his or her compensation during each semiannual exercise period (June 1 through November 30 and December 1 through May 31) an amount ranging from 1% to 10% (in whole percentages only) of compensation, which includes base pay, overtime pay, bonuses, vacation pay, holiday pay, and short-term disability payments, to purchase shares of Common Stock. Each participant's option allows him or her to purchase Common Stock on the last trading day of the applicable participation period (each an "Exercise Date") at a price equal to 85% of the lesser of the fair market value of such stock (i) on the first trading day of the applicable six-month participation period or (ii) on the last trading day of the applicable six-month participation period.

  A participant may discontinue his or her election to participate in the ESPP by providing written notice to the Company as prescribed by the Stock and Option Subcommittee of the Compensation and Management Development Committee of the Board of Directors (the "Subcommittee"), but no later than the 15th day of the month in which the six-month participation period ends. A participant is deemed to have discontinued his or her participation and to have withdrawn from the ESPP as of the first day of the applicable participation period upon the termination of the employee's employment with the Company or its subsidiary for any reason (other than a transfer to another employer which is the Company or its subsidiary that is a participating employer or terminations of employment due to death or disability), retirement during the first three months after the applicable Grant Date, or termination or expiration of the ESPP. In the event a participant retires during the last three months of a six-month participation period or a participant's employment terminates as a result of disability or death, payroll deductions cease and the balance can be refunded or used to purchase shares at the end of the participation period, at the election of the participant or the executor of the estate, as applicable.

  Upon dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, the holder of each option then outstanding under the ESPP will thereafter be entitled to receive at the next Exercise Date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps as it shall deem reasonably necessary to assure that the participants receive the benefits described in this paragraph.

  The ESPP may be terminated or amended by the Stockholders, the Board of Directors or the Subcommittee, provided, however, that any amendment approving an increase in the aggregate number of shares of Common Stock which may be issued under the ESPP (other than an increase merely reflecting a change in capitalization) must be approved by the Stockholders within one year after such amendment is adopted by the Board of Directors or the Subcommittee or such amendment is void from the date it was intended to be effective. No amendment shall adversely affect any options previously granted to a participant, unless such participant consents in writing to the amendment.

  As of July 31, 1998, the number of people participating in the ESPP was approximately 4,000.

FEDERAL INCOME TAX CONSIDERATIONS

  The options granted under the ESPP are intended to constitute qualified stock options in an "employee stock purchase plan" under Section 423 of the Code. No taxable income is realized at the time options are granted pursuant to the ESPP or at the time of purchase of shares of Common Stock pursuant to the ESPP. Upon the death of a participant owning ESPP shares or upon the disposition of shares of Common Stock two years or more after the date of the grant of the option to purchase such shares and at least one year after acquiring such shares, the participant will recognize as ordinary income an amount equal to the lesser of: (i) the excess of the fair market value of the shares on the date of such death or disposition over the amount paid for such shares, or (ii) 15% of the fair market value of the shares at the time of grant of the option. Any loss upon such a disposition or the balance of any gain will be long term capital loss or gain. The Company will not be entitled to a deduction corresponding to the participant's ordinary income.

  Upon disposition of the shares within two years after the date when a participant was granted an option to purchase such shares or within one year after the date the participant acquired such shares, the participant generally will then recognize ordinary income, and the Company will have a corresponding deduction, equal to the fair market value of the shares on the date of purchase less the amount paid for the shares. The difference between the amount realized on such a disqualifying disposition and the participant's basis in the shares (his purchase price plus the amount of related ordinary income recognized) will generally constitute capital gain or loss.

                        INDEPENDENT PUBLIC ACCOUNTANTS
                                   (ITEM 5)

  The Board of Directors has appointed Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 1999. The Board proposes that the Stockholders ratify this appointment. Ernst & Young LLP audited the Company's financial statements for the fiscal year ended June 30, 1998. The Company expects that representatives of Ernst & Young LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

  In the event that ratification of the appointment of Ernst & Young LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

  The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

  To be considered for inclusion in the Company's proxy statement relating to the 1999 Annual Meeting of Stockholders, Stockholder proposals must be received, no later than June 2, 1999. To be considered for presentation at the Annual Meeting, although not included in the proxy statement, proposals must be received no later than August 23, 1999, nor earlier than July 23, 1999. All Stockholder proposals should be marked for the attention of Secretary, America Online, Inc., 22000 AOL Way, Dulles, Virginia 20166-9323.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:

                                          /s/ George Vradenburg, III

                                          George Vradenburg, III
                                          Secretary
Dulles, Virginia

September 28, 1998

3860-PS-98

                              AMERICA ONLINE, INC.

            THIS PROXY IS BEING SOLICITED BY AMERICA ONLINE, INC.'S
                               BOARD OF DIRECTORS

         The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated
September 28, 1998 in connection with the Annual Meeting to be held at 10:00 a.m. on October 21, 1998 at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia and hereby appoints Stephen M. Case, J. Michael Kelly and Sheila A. Clark and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of America Online, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

         This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR each of the proposals set forth on the reverse side. With respect to the tabulation of proxies for purposes of the proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized number of shares, abstentions and broker non-votes are treated as votes against the proposal.

         In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.


         SEE REVERSE SIDE FOR ALL OF THE PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                                                              [SEE REVERSE
         CONTINUED AND TO BE SIGNED ON REVERSE SIDE               SIDE]

[x] Please mark
    votes as in
    this example.

The Board of Directors recommends a vote FOR Proposals 1-5.

1.    Election of Four Directors (or if any          2.    Amendment of Restated Certificate       FOR      AGAINST     ABSTAIN
nominee is not available for election, such                of Incorporation to increase the        [_]        [_]         [_]
substitute as the Board of Directors may designate).       number of authorized shares.
Nominees: Frank J. Caufield, Robert W. Pittman,
General Colin L. Powell and Franklin D Raines        3.    Approval of an increase in the number   FOR      AGAINST    ABSTAIN
FOR [_]                 [_] WITHHELD                       of shares of Common Stock authorized    [_]        [_]        [_]
ALL                         FROM ALL                       for issuance under the Company's
NOMINEES                    NOMINEES                       Employee Stock Purchase Plan.
[_]______________________________________
    For all nominees except as noted above           4.    Approval of an amendment of the         FOR      AGAINST    ABSTAIN
                                                           eligibility requirements under          [_]        [_]        [_]
                                                           the Company's Employee Stock
                                                           Purchase Plan

                                                     5.    Proposal to ratify the appointment of   FOR      AGAINST    ABSTAIN
                                                           Ernst & Young LLP as the Company's      [_]        [_]        [_]
                                                           independent public accountants for the
                                                           fiscal year ending June 30, 1999.

                                                     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjustments thereof.

                                                                     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [_]

                                                                 Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, admini-
                                                                 strator, trustee or guardian, please give full title as such.


Signature:________________ Date______ Signature:________________ Date_______